                                                                    EXHIBIT 99.2

Contact:
Media Contact - Susan Hart (615) 263-3104
Investor Contact - Alex Singal (615) 263-3005

 CORRECTIONS CORPORATION OF AMERICA ENTERS INTO DEFINITIVE SETTLEMENT AGREEMENTS
               WITH RESPECT TO OUTSTANDING STOCKHOLDER LITIGATION

         NASHVILLE, Tenn. - (October 26, 2000) - Corrections Corporation of America (formerly Prison Realty Trust, Inc.) (NYSE: CXW) announced today that it has entered into definitive settlement agreements regarding the settlement of all outstanding stockholder litigation against CCA and certain of its existing and former directors and executive officers. The stipulations of settlement, which have received preliminary court approval, provide for the "global" settlement of a series of class action and derivative lawsuits brought against CCA by current and former stockholders of the company and its predecessors. The hearings for final court approval of the settlement are scheduled to be completed within the next 90 days.

         "We are pleased that we were able to reach a definitive agreement with the plaintiffs in these actions," said William F. Andrews, Chairman of the Board of Directors of CCA. "As we have stated before, the settlement of these matters under the terms of the agreements is in the best interest of CCA and its stockholders as it frees CCA from the burden of this litigation and allows the company to focus its attention on its business and restoring it credibility."

         The definitive settlement agreements provide that CCA will pay or issue the plaintiffs an aggregate of:

         - approximately $47.5 million in cash payable solely from the proceeds under certain insurance policies; and

         - approximately $75.4 million in shares of CCA common stock (or 17,235,715 shares at an agreed value of $4.375 per share).

         The shares of common stock to be issued by CCA in accordance with the agreements will be subject to a stock price guarantee of $4.375 per share, which will require CCA to pay or issue, at its option, cash or additional shares of common stock to the plaintiffs if the trading price of CCA common stock does not reach $4.375 per share for a specified number of trading days during the period from the completion of the settlement through August 31, 2001. In addition, shares issued in the settlement are subject to certain anti-dilution adjustments if CCA undertakes certain transactions (generally, raising equity capital in excess of $110.0 million at less than the stock price guarantee) during the period from August 31, 2001 through December 31, 2001.

         In addition to the payments of amounts specified above, CCA and the plaintiffs have agreed to certain other matters in connection with the settlement of the litigation, including:

         - a prohibition on payments of any kind by CCA to insiders of the company and the company's affiliates in connection with its restructuring except as previously disclosed by the CCA;

         - restrictions on CCA's ability to reprice stock options previously issued to former or current directors or executive officers of the company without stockholder approval for a period of 24 months; and

         - requirements regarding the composition of CCA's board of directors and its committees and the adoption by the board of certain related corporate governance policies.

CCA expects to file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission with respect to the settlement of the litigation which will include the full text of the stipulations of settlement among the parties.

ABOUT THE COMPANY

         CCA and its affiliated companies are the nation's largest provider of detention and corrections services to governmental agencies. The company is the industry leader in private sector corrections with approximately 68,000 beds in 75 facilities under contract or under development and ownership of 45 facilities in the United States, Puerto Rico and the United Kingdom. CCA's full range of services includes design, construction, ownership, renovation and management of new or existing jails and prisons, as well as long distance inmate transportation services.

         CCA has recently completed a series of previously announced restructuring transactions which included, among other things, the merger of the company with its primary tenant. In connection with the merger, the company, formerly known as Prison Realty Trust, Inc., changed its name to Corrections Corporation of America.

FORWARD-LOOKING STATEMENTS

         This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Other factors that could cause operating and financial results to differ are described in CCA's filings with the U.S. Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the Commission. CCA does not undertake any obligation to publicly release the result of any revisions to forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.